Exhibit 5.1

1221 PEACHTREE STREET, N.E.  •  SUITE 400  •  ATLANTA, GEORGIA  30361

TELEPHONE: +1.404.521.3939 • JONESDAY.COM

January 14, 2026

Innventure, Inc.
6900 Tavistock Lakes Blvd, Suite 400
Orlando, Florida 32827

Re:	11,428,572 Shares of Common Stock of Innventure, Inc.

Ladies and Gentlemen:

We are acting as counsel for Innventure, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 11,428,572 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) pursuant to (i) the Securities Purchase Agreement, dated as of January 12, 2026 (the “Purchase Agreement”), by and among the Company and the purchasers party thereto or (ii) otherwise to be issued in the manner and for the consideration stated in the Registration Statement and the Prospectus (each as defined below).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and, as applicable, pursuant to the terms of the Purchase Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS
DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID
MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH
SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Innventure, Inc.
January 14, 2026

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-292427) (the “Registration Statement”), filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”), and to the reference to Jones Day under the caption “Legal Matters” in the prospectus, dated January 9, 2026, constituting a part of such Registration Statement, and the prospectus supplement, dated January 12, 2026 (together, the “Prospectus”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day